UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2006

General Components, Inc.
(Exact name of registrant as specified in charter)

Nevada (State or Other Jurisdiction of Incorporation)	000-33483 (Commission File Number)	88-0496645 (I.R.S. Employer Identification No.)

Suite 2021, 20F, Two Pacific Place, 88 Queensway, Hong Kong (Address of Principal Executive Offices)		n/a (Zip Code)

Registrant’s telephone number, including area code: 852-2167-8298
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On December 14, 2006, General Components, Inc. (the “Company”) completed a $4,000,000 financing through the issuance of convertible promissory notes (the “Notes”) and warrants to purchase up to 4,000,000 shares of Common Stock of the Company (the “Financing”). Each Note is due on June 11, 2007 and bears interest at the rate of 2% per month. The Notes are convertible into shares of the Company’s Series B Preferred Stock at any time prior to maturity at a conversion price equal to the price per share of Series B Preferred Stock paid by investors upon the issuance thereof by the Company and the warrants are exercisable for three years from the issuance date at an exercise price of $.10 per share, subject to adjustment pursuant to customary anti-dilution provisions. The Financing is intended to satisfy Section 9.8 of the Share Exchange Agreement, dated as of September 6, 2006 (the “Exchange Agreement”) among the Company, each of the persons listed on Exhibit B thereto and Magical Insight Investments Ltd., and, accordingly, Magical Insight Investments Ltd. has indicated that it will not be renegotiating the shares issuable pursuant to the Exchange Agreement.

The foregoing does not purport to be a full description of the parties’ rights and obligations under the Notes and the warrants.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit 4.1	Form of Convertible Promissory Note
Exhibit 4.2	Form of Common Stock Purchase Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL COMPONENTS, INC.

By:	/s/ Ma Qing
Name: Ma Qing Title: Chief Financial Officer

Dated: December 20, 2006